Exhibit 99.2

Detail of Trading By Canary Related Entities: Trade Volume By Fund (Offsetting Trades)
Month	Federated Stock Trust	Federated Kaufmann Fund	Federated Max-Cap Index Fund	Federated American Leaders Fund	Federated Equity Income Fund	Federated Capital Appreciation Fund
Jan-03	1	0	1	1	0	1
Feb-03	1	0	1	1	1	1
Mar-03	0	0	1	0	0	0
Apr-03	1	2	3	1	1	1
May-03	1	1	1	3	1	2
Jun-03	0	1	0	8	0	7
Jul-03	0	0	0	1	0	1

Total	4	4	7	15	3	13